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                   NOTICE TO ILLINOIS POWER COMPANY PREFERRED SHAREHOLDERS
                                YOUR RESPONSE IS IMPORTANT

                 ILLINOVA CORPORATION                         ILLINOIS POWER COMPANY
              OFFER TO PURCHASE FOR CASH             CONSENT SOLICITATION WITH RESPECT TO ITS
         ANY AND ALL SHARES OF PREFERRED STOCK                   PREFERRED STOCK
              OF ILLINOIS POWER COMPANY


                                                                                                    Total Consideration
                                                                                   Special Cash         (For Tender
Series                                              CUSIP No.     Purchase Price      Payment           and Consent)
------                                             -----------    --------------   ------------     -------------------
4.08%  Cumulative Preferred Stock................. 452092-20-8        $35.56           $1.00               $36.56
4.20%  Cumulative Preferred Stock................. 452092-30-7        $36.63           $1.00               $37.63
4.26%  Cumulative Preferred Stock................. 452092-40-6        $37.17           $1.00               $38.17
4.42%  Cumulative Preferred Stock................. 452092-50-5        $38.61           $1.00               $39.61
4.70%  Cumulative Preferred Stock................. 452092-60-4        $41.11           $1.00               $42.11
7.75%  Cumulative Preferred Stock................. 452092-79-4        $52.00           $1.00               $53.00


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The tender offer, the consent solicitation and your withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, March 22, 2002, the expiration date. Illinova may extend the expiration date by giving oral or written notice of such extension to the Depositary and by making a public announcement of the extension no later than 9:00 a.m., New York
City time, on the next business day after the previously scheduled expiration date.
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  On February 25, 2002, Mellon Investor Services mailed you information regarding Illinova Corporation's offer to purchase for cash all shares of preferred stock of Illinois Power Company and Illinois Power Company's consent solicitation with respect to its preferred stock and a letter of transmittal and consent for you to tender and/or consent your shares.
  Mellon Investor Services, the Depositary and Information Agent for the tender offer and consent solicitation, must receive your letter of transmittal and consent by 12:00 midnight, New York City time, on Friday, March 22, 2002 for your tender and/or consent to be valid. You may both tender and consent with respect to your shares, consent only, or tender only. The tender offer is conditioned upon, among other things, the valid consent of at least two-thirds of holders of the preferred stock, voting together as one class. If you do not tender or consent and the tender offer closes, you will receive no consideration.

  If you have already mailed your letter of transmittal and consent to Mellon Investor Services, please disregard this notice - your prompt attention is appreciated.

              IF YOU CANNOT LOCATE YOUR LETTER OF TRANSMITTAL AND CONSENT OR HAVE ANY QUESTIONS REGARDING HOW TO
              TENDER OR CONSENT, PLEASE CALL MELLON INVESTOR SERVICES AT 1-800-982-7650 IMMEDIATELY SO THAT YOU
                                         DO NOT LOSE YOUR RIGHT TO TENDER OR CONSENT.



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